Exhibit 4.2(a)

FIRST AMENDMENT TO RIGHTS AGREEMENT

            This First Amendment to Rights Agreement (“Amendment”), dated as of December 13, 2006, is by and between ExpressJet Holdings, Inc., a Delaware corporation (the “Company”), Mellon Investor Services LLC, a New Jersey limited liability company (the “Rights Agent”), and constitutes the first amendment to the Amended and Restated Rights Agreement, dated as of April 1, 2002 (the “Rights Agreement”), by and among the Company, Rights Agent and, for purposes of Sections 27, 29 and 35 only, Continental Airlines, Inc., a Delaware corporation (“Continental”).

W I T N E S S E T H:

            WHEREAS, the parties hereto desire to amend the Rights Agreement in certain respects on the terms and conditions hereinafter set forth;

            WHEREAS, although Continental is a party to the Rights Agreement for purposes of Sections 27, 29 and 35 thereof, Section 27 of the Rights Agreement allows this Amendment without the consent of Continental;

            WHEREAS, this Amendment requires action by, and has received approval by way of, the unanimous vote of the Whole Board of the Company;

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

            1.         The Rights Agreement is hereby amended by:

            (a)        Deleting the definition of “Continuing Directors” in its entirety in Section 1 of the Rights Agreement.

            (b)        Deleting the reference to approval by two-thirds of the “Continuing Directors” in the definition of “Required Board Vote” in Section 1 of the Rights Agreement, which definition shall now read in its entirety as follows:

                        “Required Board Vote shall mean approval of an action by the Board of Directors by the affirmative vote of two-thirds of the Whole Board; provided that with respect to any action to amend, eliminate or otherwise change clause (v) or clause (vi) of the definition of Exempt Person or to change the definition of “Required Board Vote,” the term “Required Board Vote” shall mean, until the end of the Term (as defined in the Capacity Purchase Agreement), unless at such time CAL beneficially owns Common Shares representing at least 5% of the Voting Power of the Common Shares then outstanding, in which case until such time CAL ceases to beneficially own Common Shares representing at least 5% of the Voting Power of the Common Shares then outstanding, approval of such action by the unanimous affirmative vote of the Whole Board.”

      2.         All terms defined in the Rights Agreement that are used herein shall have the meanings defined in the Rights Agreement, unless specifically defined otherwise herein.

      3.         The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall mean the Rights Agreement as amended by this Amendment, or as it may from time to time be amended in the future by one or more other written amendment or modification agreements entered into pursuant to the applicable provisions of the Rights Agreement.

      4.         This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

      5.         This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties, obligations and liabilities of the Rights Agent shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

      6.         Except as expressly herein amended, the terms and conditions of the Rights Agreement shall remain in full force and effect.

      7.         This Amendment is not intended to be, nor shall it be construed to be, a novation.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

EXPRESSJET HOLDINGS, INC.
By:/s/James B. Ream President and Chief Executive Officer

MELLON INVESTOR SERVICES LLC, as Rights Agent
By:s/sPatricia T. Knight Client Relationship Executive